UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2024

IDEAYA Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38915	47-4268251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7000 Shoreline Court, Suite 350

South San Francisco, California 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 443-6209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IDYA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2024, IDEAYA Biosciences, Inc. (the “Company”) announced that it had entered into an Option and License Agreement (the “Agreement”), dated July 30, 2024 (the “Effective Date”), with Biocytogen Pharmaceuticals (Beijing) Co., Ltd. (“Biocytogen”), pursuant to which Biocytogen granted to the Company an option for an exclusive worldwide license to develop and commercialize products in connection with a potential first-in-class B7H3/PTK7 topo-I-payload bispecific antibody drug conjugate program (the “Option”).

Pursuant to the Agreement, the Company will pay Biocytogen an upfront fee and, upon the Company’s potential exercise of the Option, an exercise fee totaling up to $6.5 million. The Option is exercisable by the Company within a specified time period after the Company obtains all data and results from certain non-GLP toxicology studies specified in the Agreement, which the Company will conduct at its own cost.

Subject to the Company’s exercise of the Option, Biocytogen will be eligible to receive an option exercise fee, development and regulatory milestone payments and commercial milestone payments, as well as low to mid single-digit royalties on net sales. Total potential milestone payments equal an aggregate of $400.0 million, including development and regulatory milestone payments of up to $100.0 million. The Company’s royalty obligations continue with respect to each country and each product until the later of (i) the date on which such product is no longer covered by certain intellectual property rights in such country and (ii) the 10th anniversary of the first commercial sale of such product in such country.

The Agreement will continue in effect on a product-by-product and country-by-country basis until the expiration of the obligation to make payments under the Agreement with respect to such product in each country, unless earlier terminated by either party pursuant to its terms. Either the Company or Biocytogen may terminate the Agreement for the other party’s insolvency or certain uncured material breaches. Biocytogen may terminate the Agreement if the Company or any of its sublicensees or affiliates challenge certain patents of Biocytogen. The Company may terminate the Agreement for any reason upon certain notice to Biocytogen.

The Agreement contains various representations, warranties, covenants, dispute resolution mechanisms, indemnities and other provisions customary for transactions of this nature.

The foregoing is only a summary description of the terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2024.

On July 31, 2024, the Company issued a press release announcing the Agreement. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 31, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEAYA BIOSCIENCES, INC.

Date: July 31, 2024	By:	/s/ Yujiro Hata
Yujiro Hata
President and Chief Executive Officer